UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Luby’s Urges Shareholders to Support Company’s Board Nominees

Company Continues to Execute on Strategic Plan to Drive Profitability and Improve Shareholder Value

Luby’s Nominees are Experienced, Highly-Qualified and Deeply Aligned with ALL Shareholders – And are Essential to Executing the Company’s Strategy

Bandera’s Actions – And Their Nominees’ Records – Call into Question Their Credibility and Commitment

Vote on the WHITE Proxy Card Today to Protect Your Investment in Luby’s

HOUSTON, TX – January 10, 2019 – Luby’s, Inc. (NYSE: LUB) (“Luby’s” or the “Company”) today announced that it has mailed a letter to shareholders in connection with the Company’s upcoming Annual Meeting of Shareholders (“Annual Meeting”) to be held on January 25, 2019. The full text of the letter follows.

***

January 10, 2019

Dear Fellow Shareholders,

As we approach the Luby’s Annual Meeting of Shareholders on January 25, 2019, you have the opportunity to choose the directors who will chart the path forward for your Company. Given this important decision, we would like to make four simple points:

Luby’s is already making substantial progress on its aggressive turnaround plan to generate consistent and sustainable same-store sales growth and improved store profitability – all with the goal of increasing shareholder value.

Luby’s experienced and highly-qualified nominees are aligned with all shareholders and are best-positioned to continue overseeing the Company’s turnaround.

The four nominees hand-picked by New York-based activist hedge fund Bandera Partners LLC (“Bandera”) do not have the right experience to serve on the Board of Luby’s – and their records are highly concerning.

Bandera’s actions and decisions during their campaign to replace directors on the Luby’s Board call into question their credibility.

Our strategy includes four key elements:

1.	Raise Awareness of Our Brands – Our goal is to capitalize on what people love about the Luby’s brands – great tasting food and service – while focusing on how to innovate and grow in ways that connect with today’s consumer. For example, we partnered with third-party delivery services such as Uber Eats to make our brands available at home and at the office. We also opened four new Fuddruckers franchise restaurants in fiscal 2018 and introduced more packaged frozen Luby’s favorites into over 250 stores of Texas grocery retailer H-E-B. Both Luby’s and Fuddruckers are implementing highly targeted digital marketing efforts and value propositions and employing our mobile ordering tools while growing our loyal e-club base.

2.	Strengthen Our Core Operations – We believe operations starts with our people. We named a new Chief Operating Officer, Todd Coutee, and we are focused on having the right leaders and the right talent in place in order to help grow sales, improve profitability and address cost pressures through better management oversight. Notably, we generated a 1.5% increase in same-store sales at Luby’s Cafeterias in fiscal 2018 and grew sales at Luby’s Culinary Services by 42.26% in that same period.

3.	Optimize the Business for the Future – We are continuously assessing the value potential of all our locations as well as how best to allocate our capital for long-term success. In fiscal 2018 we closed 21 underperforming Company-owned restaurants, and have closed an additional six restaurants since the end of that fiscal year. We also refinanced our debt in December and engaged in an asset sale program of up to $45 million, the proceeds of which we are using to help pay down our debt.

4.	Maintain Strong Corporate Governance – Our Board includes a strong independent Chairman. We recently announced the addition of Twila Day to our slate of director nominees for the 2019 Annual Meeting, further increasing the number of independent directors on the Board. In addition, CEO Chris Pappas has reduced his annual salary to only $1 and has committed to keeping it at this amount until the Company’s turnaround efforts bear fruit for Luby’s shareholders.

The best path to unlocking the value of the Luby’s enterprise is to execute against the Board’s forward-looking turnaround plan, improve results and enhance the stock price.

The current Board’s mix of industry and management experience is essential to Luby’s ability to execute on its strategy. Directors Christopher

J. Pappas, Harris J. Pappas, Frank Markantonis and Gasper Mir, III are

critical members of the Board

It is still entirely unclear what Bandera’s “plan” is for Luby’s. Considering that none of their nominees possess restaurant operating experience – and given that you can’t turn around a restaurant company on a spreadsheet – we believe, if elected, they would push for short-term actions that would do shareholders a grave disservice over the medium- and long-term. This risk to shareholders is heightened by their decision to target four Luby’s directors who are clearly essential to the Company – the CEO, the Independent Chairman, the two largest shareholders and our trusted legal advisor.

The interests of Luby’s Directors Chris Pappas, Harris Pappas, Frank Markantonis and Gasper Mir, III are acutely aligned with all shareholders. Luby’s management and Board have more “skin in the game” than anyone, given their combined beneficial ownership of approximately 38% of the Company.

Real hands-on restaurant experience matters immensely for Luby’s right now. Chris and Harris Pappas have previously steered the Company through difficult periods in 2000 and 2008 – leading the Company as it streamlined operations, reduced store count and debt, and improved financial results and the stock price.

Furthermore, Chris and Harris Pappas have co-founded and operated more than 90 restaurants during their careers, including the Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse brands.

Frank Markantonis also has extensive restaurant industry experience. He has practiced as an attorney for more than four decades in all areas of legal practice affecting the operations of restaurants and hospitality clients.

Gasper Mir, III is the Independent Chairman of the Luby’s Board and a finance and accounting expert with 46 years of experience from his distinguished tenure at the accounting firms KPMG LLP and MFR.

Bandera’s nominees do not have the right experience and their track records raise numerous questions about their qualifications to serve on the Luby’s Board

Bandera candidate Jeff Gramm has limited restaurant industry experience and a questionable record of shareholder value creation. Tellingly, Tandy Leather Factory has seen approximately negative 76.13% total shareholder return (TSR) since Jeff Gramm joined the board. Mr. Gramm himself has written: “…I’ve learned that I’m much better suited to finding good investment ideas than managing activist interventions or serving on corporate boards.”1

Further, Mr. Gramm is wildly exaggerating his track record. For example, he claims to have “led” an equity recap of Denny’s in 2004 while working at Mellon HBV Alternative Strategies LLC.2 We find it hard to believe that Mr. Gramm “led” anything in his first year out of business school. In Mr. Gramm’s own words: “Earlier that same year, I had written my first activist letter, to Denny’s...it’s ironic how confident it was relative to how little I really knew at the time.”3

The perplexing, inconsistent and at times flippant way in which Mr. Gramm has conducted this campaign calls into doubt whether he is serious about turning around Luby’s and whether the “plans” Bandera’s representatives would advocate for are truly in the best interests of the Company and its shareholders.

Bandera candidate Savneet Singh has ZERO restaurant industry experience and a full plate of other engagements. Mr. Singh owns no Luby’s stock to the Company’s knowledge and seems to be highly occupied with other executive and board roles – including recently being named interim CEO at PAR Technology (NYSE: PAR) and already serving on three public company boards – which according to both Institutional Shareholder Services and Glass, Lewis & Co. guidelines would make him “overboarded” if he were to become a director at Luby’s. We believe Mr. Singh has no capacity to truly represent Luby’s shareholders – especially in a turnaround situation that requires a great deal of time, experience and attention.

Furthermore, Mr. Singh currently serves on the board of two public companies – LottoGopher Holdings Inc. (CSE: LOTO) (OTCQB: LTTGF) (FSE: 2LG) and Blockchain Power Trust (TSXV: BPWR.UN) – that have defaulted on their financial reporting requirements and had serious financial oversight issues during his tenure. Both of these disastrous situations occurred just in the last year.

[1]	Jeff Gramm. Dear Chairman: Boardroom Battles and the Rise of Shareholder Activism, Harper Business, 2016.
[2]	Bandera Partners Presentation to Institutional Shareholder Services (ISS), page 5, January 7, 2019.
[3]	Jeff Gramm. Dear Chairman: Boardroom Battles and the Rise of Shareholder Activism, Harper Business, 2016.

Bandera failed to disclose Mr. Singh’s directorship at LottoGopher in its proxy materials, which raises numerous questions: why did Bandera try to hide this from Mr. Singh’s biography, how involved and culpable was he in this scandal, how could he possibly have time for Luby’s in light of his board membership at a company in such financial distress, and how could Luby’s shareholders trust Mr. Singh after the oversight failures witnessed in his previous directorships?

Senator William Philip Gramm has ZERO restaurant industry experience and ZERO public company board experience. At 76 years old, Senator Gramm would be ineligible to stand for election under Company policy. Additionally, he does not own any Luby’s stock to the Company’s knowledge.

Stacy Hock has NO restaurant industry experience, NO public company board experience, and NO management or operational leadership experience. Ms. Hock owns no Luby’s stock to the Company’s knowledge, and has no relevant expertise or skillsets to help Luby’s maximize its potential. Other than her close connections to the Gramm family, it is difficult to ascertain what qualifications Ms. Hock possesses that would justify her election to the Board.

Bandera’s record in prior activist situations and concerning pattern of engagement in this one calls into question its credibility

Bandera’s track record speaks for itself. In 2017, Bandera formed a group with other activists to wage a proxy fight against Fiesta Restaurant Group Inc. (NASDAQ: FRGI). Fiesta’s shareholders overwhelmingly voted to re-elect all three Fiesta directors with vote margins between 89% and 97% (excluding the dissident group’s shares) instead of the nominees proposed by Bandera and its group.

A pattern of confusing and concerning behavior. After Bandera went public with its formal nomination notice, the Board requested to interview two of Bandera’s director candidates, which Bandera refused. Bandera insisted that “a settlement agreement [be] in place” first before any interviews be permitted. After Bandera’s refusal to let the Board interview its candidates, the Board reiterated in another letter that it would stand by its offer to interview the two Bandera candidates if Bandera were willing to reconsider its position. Bandera never even bothered to respond to the letter and instead proceeded with the filing of its proxy materials.

Moreover, Bandera flip-flopped on its slate numerous times. At first, they proposed in a settlement term sheet three candidates: Jeff Gramm, his father, and Timothy Brog, a business associate of Jeff Gramm’s. Only three days later, Bandera submitted a nomination notice for six candidates, seeking control of the Luby’s Board. Two weeks afterwards, Bandera issued a press release, in which it mentioned only five candidates – Timothy Brog was suddenly no longer included. And finally Bandera’s proxy materials included only four candidates – quietly withdrawing another candidate (Brian K. Wright, a restaurant operator, whom Luby’s sought to interview). All of this back-and-forth occurred within a time period of only one month.

DO NOT SIGN ANY GOLD PROXY CARD SENT TO YOU BY BANDERA PARTNERS

Sincerely,

The Board of Directors of Luby’s, Inc.

YOUR VOTE IS IMPORTANT VOTE FOR THE LUBY’S NOMINEES ON THE WHITE PROXY CARD TODAY

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor, Morrow Sodali:

509 Madison Avenue, Suite 1206

New York, NY 10022

Toll Free: (800) 662-5200

Direct: (203) 658-9400

E-mail: lub@morrowsodali.com

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 142 restaurants nationally: 82 Luby’s Cafeterias and 59 Fuddruckers. The Company is also the franchisor for 104 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Panama, and Colombia. Luby’s Culinary Contract Services provides food service management to 30 sites consisting of healthcare, higher education, sport stadiums, and corporate dining locations.

Forward-Looking Statements

This letter may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this letter, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions. Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this letter, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts

Investors:

Morrow Sodali

Charlie Koons / Mike Verrechia
Toll Free: (800) 662-5200

Direct: (203) 658-9400
lub@morrowsodali.com

Media:

Sloane & Company
Dan Zacchei / Joe Germani

212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com